ARTICLES OF AMENDMENT

of the

ARTICLES OF CONVERSION

OF

MCIG, INC.

1. These Articles of Conversion amend the Articles of Incorporation of MCIG, Inc., (formerly known as Lifetech Industries Inc., (the “Company”), as filed with the Secretary of State of the State of Nevada on 30th day of December, 2010; as amended on the 2nd day of August, 2013, as amended on the 5th day of August, 2013, as amended on the 17th day of July, 2014, and as amended on January 30, 2017.  These Articles of Conversion were adopted by the Board of Directors of the Company, pursuant to unanimous written consent of the directors of the Company on April 28, 2020.

2. These Articles of Conversion were adopted by the Board of Directors of the Company by unanimous consent in accordance with its bylaws and amended articles of incorporation.

3. The Articles of Incorporation, as amended, are hereby amended by replacing, in its entirety, the following Amended Articles of Incorporation, to read as follows:

ARTICLE ONE

The name of the corporation shall be:  mCig, Inc.

ARTICLE TWO

The registered address of the corporation shall be: 1064 Ave Ponce De Leon STE 266, San Juan, Puerto Rico, 00907.  The registered agent shall be Scott Brown.

ARTICLE THREE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the Sovereignty of Puerto Rico.

ARTICLE FOUR

STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue consists of:

(a)    Two Billion (2,000,000,000) shares of Common Stock, par value $0.0001 per share;

(b)    Ninety Million (90,000,000) Series A Preferred Stock, par value $0.0001 per share;

The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, and the Blank Check Preferred Stock are as follows:

A.     COMMON STOCK

1.      Voting.  Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Preferred Stock by this Certificate of Incorporation, the Common Stock shall have exclusive voting rights on all matters requiring a vote of stockholders, voting together with the holders of Preferred Stock, as one class.

2.      Other Rights.  Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment.  Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of Puerto Rico, the holders of Common Stock shall have exclusively all other rights of stockholders.

B.     SERIES A PREFERRED STOCK

Preferred Stock of the Company, to be named "Series A Preferred Stock", consisting of 20,000,000 shares and shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.            Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be 90,000,000. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.0001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.            Dividends. No dividend shall be declared or paid on the Series A Preferred Stock.

3.            Voting Rights. Except as otherwise provided herein or by law, the shares of the Series A Preferred Stock shall be entitled to vote with the shares of the Corporation’s Common Stock at any annual or special meeting of the stockholders of the Corporation. Each share of Series A Preferred Stock shall be entitled to vote those number of shares equal to ten times the amount of the Series A Preferred Stock held by the individual. The individual, through the ownership of this Series A Preferred Stock, has the voting power to act on behalf of the Corporation, to call a special meeting of the shareholders, to remove and/or replace the Board of Directors or management or any individual members thereof in the event that one or more of the foregoing has done, or failed to do, anything which, in his sole judgment, will materially and adversely impact the business of the Corporation in any manner whatsoever, including, but not limited to, any violations of any state or federal securities laws, or any action which could cause the bankruptcy, dissolution, or other termination of the Corporation. In no event will the ombudsman have the right or power to participate in the normal and usual daily operations of the Corporation.

4.            Notices. Any notice required by the provisions hereof to be given to the holders of shares of the Series A Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.            Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at the discretion of Holders into 10 shares of Common Stock of the. Holders of the Series A Preferred Stock shall effect conversions by providing the Corporation with the form of conversion notice. The Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

b)              Mechanics of Conversion

i.      Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

ii.    Obligation Absolute. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of herein) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

iv.   Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

c)                   Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

d)              Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)           Calculations. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f)           Notice to Holders; Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

6.            Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

7.            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.            Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

9.            Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

ARTICLE FIVE

DIRECTORS

The number of directors of the Corporation shall be fixed in the manner determined by unanimous consent of the then current Board of Directors or by majority consent of the shareholders.  The election of directors of the Corporation need not be by ballot unless the By-laws so require.  The board of directors shall be set to three members.  The then current Board of Directors may fill any vacate positions of the Board of Directors by unanimous consent.

ARTICLE SIX

LIMITATION ON LIABILITY

A director and/or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived any improper personal benefit.  Liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of Puerto Rico, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE SEVEN

POWERS OF BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

  In furtherance and not in limitation of the powers conferred by the laws of Puerto Rico, the Board of Directors is expressly authorized and empowered:

1.1        To make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of Puerto Rico or this Certificate of Incorporation;

1.2        Without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its Sole discretion may determine, and to authorize the mortgaging or pledging, as security thereof, of any property of the Corporation, real or personal, including after-acquired property;

1.3        To determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

1.4        To fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of Puerto Rico, of this Certificate of Incorporation, and of the By-laws of the Corporation.

  Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time by two-thirds majority vote of the then current Board of Directors or by majority vote of the shareholders of the Corporation.

  From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of Puerto Rico by unanimous consent of the Board of Directors and by majority vote of the stockholders of the Corporation.

ARTICLE EIGHT

WRITTEN CONSENT

All actions which may be taken by vote of the Board of Directors or the shareholders may be taken by written consent, so long as the written consent carries the total votes necessary to approve any action as specified by the Articles of Incorporation or the Company’s Bylaws.